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                        POWER CONTROL TECHNOLOGIES INC.

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                      CERTIFICATE OF INSPECTOR OF ELECTION
                      ------------------------------------

         I, the duly appointed Inspector of Election for the 1997 Annual Meeting of Stockholders (the "Meeting") of Power Control Technologies Inc., a Delaware corporation (the "Corporation"), do hereby certify as follows:

         The Meeting was held at The St. Regis Hotel, Two East 55th Street, New York, New York, on May 15, 1997, at 9:30 a.m., pursuant to notice given in accordance with Section 222 of the Delaware General Corporation Law.

         Before entering upon the discharge of the duties as Inspector of Election at the Meeting, I took and subscribed the Oath annexed hereto. It was determined by me that there were 20,656,502 shares of Common Stock issued and outstanding on March 30, 1997 (including 60,531 shares which were subject to issuance upon the exchange by former stockholders of Abex, Inc.), the record date fixed by the Board of Directors of the Corporation for determining stock eligible to vote at the Meeting. All of the proxies presented at the Meeting were examined by me and found to be in due form.

         There were present at the Meeting, either in person or by proxy, 19,486,458 shares entitled to vote thereat, constituting a quorum of such shares.

I. A vote was taken by ballot at the meeting for the re-election of Messrs. Gittis, Hanson and Meister to the Board of Directors to serve until the annual meeting in 2000 and until such directors' successors are duly elected and qualified.

         As a result of said vote, 19,443,046 shares of Common Stock of the Corporation were voted in favor of the election of Mr. Gittis as Director, 43,412 shares of common stock were voted against the election of Mr. Gittis as Director; the holders of 0 shares of Common Stock abstained; and there were 0 non-votes. Accordingly, Mr. Gittis was elected as Director of the Corporation for a term to expire in 2000 and until his successor is duly elected and qualified.

         As a result of said vote, 19,444,586 shares of Common Stock of the Corporation were voted in favor of the election of Mr. Hanson as Director; 41,872 shares of Common Stock were voted against the election of Mr. Hanson as Director; the holders of 0 shares of Common Stock abstained; and there were 0 non-votes.

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         Accordingly, Mr. Hanson was elected as Director of the Corporation for a term to expire in 2000 and until his successor is duly elected and qualified.

         As a result of said vote, 19,444,676 shares of Common Stock of the Corporation were voted in favor of the election of Mr. Meister as Director; 41,782 shares of Common Stock were voted against the election of Mr. Meister as Director; the holders of 0 shares of Common Stock abstained; and there were 0 non-votes. Accordingly, Mr. Meister was elected as Director of the Corporation for a term to expire in 2000 and until his successor is duly elected and qualified.

II. A vote was taken by ballot at the Meeting for the approval of the proposed amendment to the Corporation's Restated Certificate of Incorporation to change the name of the Corporation to M&F Worldwide Corp.

         As a result of said vote, 19,441,163 shares of Common Stock of the Corporation were voted in favor of said proposal; 27,151 shares of Common Stock were voted against said proposal; the holders of 18,144 shares of Common Stock abstained; and there were 0 non-votes. Accordingly, the proposal as presented to the Meeting was duly adopted.

III. A vote was taken by ballot at the Meeting for the approval of the adoption of the Corporation's 1997 Stock Option Plan.

         As a result of said vote, 18,935,654 shares of Common Stock of the Corporation were voted in favor of said proposal; 444,042 shares of Common Stock were voted against said proposal; the holders of 20,604 shares of Common Stock abstained; and there were 86,158 non-votes. Accordingly, the proposal as presented to the Meeting was duly adopted.

IV. A vote was taken by ballot at the Meeting for the approval and adoption of the Corporation's Performance Bonus Plan.

         As a result of said vote, 19,218,642 shares of Common Stock of the Corporation were voted in favor of said proposal; 252,878 shares of Common Stock were voted against said proposal; the holders of 14,938 shares of Common Stock abstained; and there were 0 non-votes. Accordingly, the proposal as presented to the Meeting was duly adopted.

V. A vote was taken by ballot at the Meeting for the ratification of the selection of Ernst & Young as the Corporation's independent auditors for 1997.

                                       2
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         As a result of said vote, 19,472,209 shares of Common Stock of the
         Corporation were voted in favor of said proposal; 6,434 shares of Common Stock were voted against said proposal; the holders of 7,815 shares of Common Stock abstained; and there were 0 non-votes. Accordingly, the proposal as presented to the Meeting was duly ratified.


                                                 /s/ Joram C. Salig
                                                 ------------------
                                                 Joram C. Salig

                                       3
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                        POWER CONTROL TECHNOLOGIES INC.

                             A DELAWARE CORPORATION

                         OATH OF INSPECTOR OF ELECTION
                         -----------------------------

         Joram C. Salig, the duly appointed Inspector of Election at the 1997 Annual Meeting of Stockholders of Power Control Technologies Inc., a Delaware Corporation, being held at The St. Regis Hotel, Two East 55th Street, New York, New York 10022 on May 15, 1997 (the "Meeting"), being duly sworn, deposes and says, in accordance with Section 231 of the General Corporation Law of the State of Delaware, that he will faithfully execute the duties of Inspector of Election at the Meeting with strict impartiality and according to the best of his ability.

                                                 /s/ Joram C. Salig
                                                 ------------------
                                                 Joram C. Salig


STATE OF NEW YORK       )
                        ) ss.
COUNTY OF NEW YORK      )

         Subscribed and sworn to before me this 15th day of May, 1997.

                                                 /s/ Glenn Dickes
                                                 ----------------
                                                 Notary Public